Anthony Corriggio to Join JOE As Chief Financial Officer;
         Kevin Twomey Continues as President and Chief Operating Officer

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Jan. 31, 2005--The St. Joe Company (NYSE:JOE) announced today that Anthony M. Corriggio will be joining JOE as Chief Financial Officer. Corriggio is a highly experienced financial executive and former investment banker at Morgan Stanley Real Estate in New York. Corriggio will report to Peter S. Rummell, chairman and CEO of JOE, and Kevin M. Twomey, president and COO.
    "Tony Corriggio's experience and strategic thinking will be a real asset to JOE and our shareholders," said Rummell. "Having worked extensively with JOE in the past, Tony understands the JOE value creation story and will add to our team's financial expertise as we move into JOE's next generation of real estate value creation."
    "We continue to build on the great financial management team Kevin has assembled," said Rummell. "With Tony's arrival, we'll be adding significant depth that will allow Kevin to devote more time and energy to our growing and exciting business opportunities. With Tony on board to handle our financial matters, Kevin, who is currently CFO in addition to his duties as president and COO, will now devote all of his energies to the operations of our growing company."
    "We are delighted that we will have a new member of our top management team with the experience, energy and insight that Tony brings," said Twomey. "Since I joined JOE six years ago, the number of projects has quadrupled and the number of entitlements in our pipeline has doubled. We are excited about current and future opportunities across all our businesses. I look forward to continuing to work with Peter, Tony and the entire JOE team as we make the most of these new opportunities and maximize value for shareholders."
    "I'm excited to be joining this dynamic JOE team," said Corriggio. "It's rare to have the opportunity to work for a company so committed to creating and delivering shareholder value. I've been tremendously impressed by JOE's focus on creating long-term value - both for shareholders and the people who call Northwest Florida home."
    At Morgan Stanley, Corriggio served in a number of capacities in the real estate group, including senior roles in Morgan Stanley's real estate investing and real estate investment banking businesses. Corriggio was also a key person on the JOE banking team where he executed several offerings for JOE on behalf of the Alfred I. duPont Testamentary Trust and advised on other strategic initiatives.
    Corriggio served as a captain in the United States Air Force in the 15th and 31st Civil Engineering Squadrons. He holds a MBA with a concentration in finance from the Wharton School at the University of Pennsylvania, a Bachelor of Science degree in Engineering with a concentration in civil engineering from the University of Pennsylvania and a Bachelor of Science degree in economics with a concentration in real estate from the Wharton School.
    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Copyright 2005, The St. Joe Company. "St. Joe," "JOE," and the "taking flight" design are service marks of The St. Joe Company.


    CONTACT: The St. Joe Company, Jacksonville
             Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             Investor Contact: Steve Swartz, 904-301-4347 sswartz@joe.com